Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-160916) of The St. Joe Company of our report dated March 23, 2010 relating to the financial statements of The St. Joe Company 2009 Employee Stock Purchase Plan, which appears in this Form 11-K.
/s/ Vestal & Wiler, CPAs
Vestal & Wiler, CPAs
Orlando, Florida
March 29, 2010